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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                Contact:   Stephen E. Hare
                                                Executive Vice President and CFO
                                                (804) 287-5685

            CADMUS Elects Edward B. Hutton to its Board of Directors
            --------------------------------------------------------

Richmond, VA, December 17, 2001 - Cadmus Communications Corporation (NASD/NM:
CDMS) today announced that Edward B. Hutton has been elected to its board of directors. His election increases the number of directors to eleven.

Mr. Hutton, since 2000, has been President of GT Media which has investment interests in radio stations and information technology companies, and provides consulting services to the publication and educational markets. Previously, he served as Chief Executive Officer of Lippincott Williams & Wilkins, a Wolters Kluwer Company, which is a global publishing company serving the scientific, technical and medical markets. In addition, Mr. Hutton has served in a variety of top management positions for Waverly, Inc., Simon & Schuster, and Harper & Row.

Mr. Hutton is a member of the Advisory Board for Johns Hopkins Medical School, the University of Maryland, Riverview School, and Calvert School. He received a BA from Trinity College and an MBA from the Amos Tuck School of Business at Dartmouth.

Bruce V. Thomas, President and CEO of Cadmus, commented, "We are extremely pleased that Ted Hutton has joined our board. Throughout his career, he has distinguished himself in the publishing industry, particularly in the scientific, technical and medical segment, where we have such an important strategic position. He brings to Cadmus a depth of operational experience and industry knowledge that will be quite valuable to us."

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world's largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest publications printer in North America, and a leading national provider of specialty packaging products and services. Additional information about Cadmus is available at www.cadmus.com.